                                               EXHIBIT 10.80

      This Employment and Noncompetition Agreement (the "Agreement") is entered into as of the 12 day of January, 1999 by and between William Ciralsky ("Ciralsky"), an individual residing at 2504 Edgehill, Toledo, Ohio 43615, and TPSS Acquisition Corporation, an Ohio corporation having its principal place of business at 1149 Campbell Road, Toledo, Ohio 43607 ("TPSS").

                         WITNESSETH

      WHEREAS, TPSS has acquired all of the assets and assumed certain of the liabilities of Toledo Pickling & Steel Sales, Inc. ("Toledo Pickling") pursuant to an Asset Purchase Agreement dated as of December 31, 1998 between TPSS and Toledo Pickling (the "Asset Purchase Agreement");

     WHEREAS, TPSS has required, as a condition to the purchase of the assets and the assumption of certain liabilities described in the Asset Purchase Agreement, that Ciralsky enter into this Agreement; and

     WHEREAS, Ciralsky desires to be employed by TPSS, each under the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


      Section 1. Employment. TPSS hereby employs Ciralsky, and Ciralsky hereby accepts employment with TPSS, on the terms and conditions hereinafter set forth. Ciralsky shall have the title of Vice-Chairman of TPSS. Any title given to Ciralsky hereunder or pursuant to any action by the board of directors of either TPSS or TPSS's parent company, Consolidated Capital of North America, Inc. ("Consolidated Capital") shall be subject to change from time to time at the discretion of the board of directors of TPSS or Consolidated Capital, as the case may be. In his capacity as Vice-Chairman of TPSS, Ciralsky shall have all of the responsibilities normally associated with such position, subject to such responsibilities being added to or narrowed or otherwise modified by TPSS's or Consolidated Capital's board of directors. The parties stipulate and agree that Ciralsky is not an "employee at will" under any applicable law.

     Section 2.  Term.  Except as expressly provided in this
Section 2, or in Sections 4 or 5 below, the term of this Agreement shall commence as of the date hereof and shall continue for three (3) TPSS is under no duty or obligation to extend this Agreement upon expiration of the three year term.

     Section 3.  Compensation.

     (a) Ciralsky's annual salary shall be $250,000, payable by TPSS in equal bi-monthly installments in arrears.

     (b) Ciralsky shall also be entitled to an annual bonus in the amount set forth below, to be paid no later than 120 days after the end of calendar years 1999, 2000 and 2001. The amount of the annual bonus under this Section 3(b) shall be an amount equal to 10% of the first One Million Dollars ($1,000,000) of net profits of TPSS, as calculated according to generally accepted accounting principles and after all extraordinary items are taken into account, and thereafter, an amount equal to 5% of each successive $1,000,000 of net profits of TPSS, also calculated according to generally accepted accounting principles and after all extraordinary items are taken into account.

     (c) Ciralsky shall also be entitled to receive options to purchase 750,000 shares of Consolidated Capital's common stock to be vested pursuant to the following schedule: options for 250,000 shares shall be issued upon closing of the transaction contemplated in the Asset Purchase Agreement described above; and options for an additional 500,000 shares shall be issued upon completion of the first year of employment pursuant to this Agreement, provided that at the completion of said first year of employment, TPSS reports a positive EBITDA (as defined in Section 3(d) below) for the most recently-completed fiscal quarter. All such stock options will be made pursuant to Consolidated Capital's 1997 Stock Incentive Plan, as amended from time to time and shall have an exercise price equal to the fair market value of Consolidated Capital's common stock at the time of issuance.

     (d) For purposes of this Section 3, the term "EBITDA" shall mean the earnings of TPSS, determined in accordance with generally-accepted accounting principles, consistently applied, before reduction for interest, corporate income taxes, depreciation and amortization charges.

     (e) Ciralsky shall also be entitled to participate in all miscellaneous benefits and perquisites generally available to all employees of TPSS, on a basis consistent with other employees of similar rank.

     (f) All ordinary and necessary expenses reasonably incurred by Ciralsky in connection with the performance of his duties hereunder, including expenses for travel, entertainment and other business activities, shall be paid by TPSS or reimbursed to Ciralsky as the case may be, all in accordance with TPSS's policies and procedures generally applicable to such expenses.

     (g) Ciralsky shall be entitled to four (4) weeks per year paid vacation time. All such vacations shall be taken at times approved in advance by the chief executive officer or president of TPSS's parent corporation. Vacation will not accumulate and there is no right to be paid for unused vacation time.

     (h) TPSS will provide Ciralsky with a car allowance of $700.00 per month. In addition, TPSS will be responsible for all maintenance and operating costs thereof.


     Section 4.  Termination By TPSS.

     (a) Ciralsky's employment under Section 1 of this Agreement may be terminated by TPSS at any time with or without Cause (as hereinafter defined).

     (b) If Ciralsky's employment is terminated for Cause, Ciralsky shall have no further rights to a salary or any other benefits or compensation under Section 3, and, following such termination, the provisions of Sections 6 and 7 of this Agreement shall continue in full force and effect in accordance with their terms.
     (c) If Ciralsky's employment is terminated without Cause, Ciralsky shall continue to be entitled to receive the compensation set forth in Section 3 of this Agreement through the date of such termination and for one (1) year following such termination. During such period, the provisions of Sections 6, excluding Section 6(a), and
       Section 7 of this Agreement shall continue in full force and effect in accordance with their terms.
     (d) Ciralsky's employment shall be automatically terminated upon Ciralsky's death, legal incapacity or a determination by the board of directors that due to changes in his physical or mental condition he is unable to continue to perform his duties under this Agreement. If Ciralsky's employment is terminated pursuant to the immediately preceding sentence, Ciralsky (or his estate) shall be entitled to receive the salary set forth in Section 3(a) of this Agreement through the date of such termination, but not thereafter. In addition, if Ciralsky's employment is terminated pursuant to the first sentence of this Section 4(d), neither Ciralsky nor his estate shall have any further rights to participate in any bonus or stock options as set forth in Section 3(b) and (c).

     (e) For purposes of this Agreement, the term "Cause" shall mean (i) neglect of his duties to TPSS or Consolidated Capital, (ii) breach of fiduciary duties to TPSS or Consolidated Capital, (iii) commission of a felony in the course of performing his duties to TPSS or Consolidated Capital, (iv) usurpation of a corporate opportunity of TPSS or Consolidated Capital, (v) mismanagement of TPSS or Consolidated Capital, (vi) a willful and material failure to follow a legal and reasonable order or directive by the board of directors of TPSS or Consolidated Capital, or (vii) a failure to perform the duties described herein.

      Section 5. Resignation By Ciralsky. Ciralsky may resign as an employee of TPSS under this Agreement upon (i) TPSS's material breach of this Agreement, provided that Ciralsky has given TPSS notice of such breach and TPSS has failed to cure such breach within thirty (30) days following its receipt of such notice, or (ii) upon thirty (30) days' prior written notice to TPSS. Upon a resignation by Ciralsky under any provision in the prior sentence, Ciralsky shall be entitled to that portion of his salary accrued through the date of such resignation but shall be entitled to no further salary or benefits under this Agreement unless Ciralsky resigns pursuant to clause (i) above, in which event, Ciralsky shall be entitled to the compensation set forth in Section 4(c) herein. In the event that Ciralsky resigns other than as expressly permitted by this Section 5, TPSS may withhold all amounts then owing to Ciralsky as liquidated damages for such wrongful termination.

       Section   6.    Noncompetition,   Nondisclosure   and
Noninducement.

      (a) During the term of his employment, Ciralsky will have direct responsibilities with respect to a number of clients or customers of TPSS. Ciralsky acknowledges that all such clients and customers are the clients and customers of TPSS and that in dealing with such clients and customers, he occupies a position of trust with TPSS. Accordingly, until one year following the termination of this Agreement pursuant to the terms and provisions of Sections 2, 4 and 5 hereof, Ciralsky will not, either directly or indirectly, on his own behalf or on behalf of any other enterprise, render or offer to render goods or services of the kind generally rendered by TPSS to any of the clients or customers of TPSS to which goods or services have been rendered by TPSS during the twelve months immediately preceding the termination of his employment with TPSS.

     (b) As a result of the position that he occupied with Toledo Pickling and the confidences placed in him by TPSS and its affiliates, Ciralsky has been entrusted with significant responsibilities. The parties recognize that if Ciralsky were to engage in direct competition with TPSS or its affiliates while employed by TPSS or during the period immediately after termination of his employment, TPSS would be unfairly damaged. Accordingly, during the term of his employment and until the termination of this Agreement pursuant to the terms and provisions of Sections 2, 4 and 5 hereof, Ciralsky will not provide, directly or indirectly, on his own behalf or on behalf of any other enterprise, in the Noncompetition Territory (as herein after defined), goods or services of the kind generally provided by TPSS during the term of this Agreement. For purposes of this Agreement, the term "Noncompetition Territory" shall mean an area in or within a 1000-mile radius of any facility operated by TPSS during the term of this Agreement.

      (c) Ciralsky acknowledges that during the course of his employment, he will continue to have free access to confidential and proprietary information, forms and other materials, all of which Ciralsky acknowledges to be the property of TPSS and its affiliates, valuable to its and their business and not publicly available. Ciralsky agrees that he will not, either during the term of his employment by TPSS or thereafter, (i) disclose to any other person or entity any confidential or proprietary information, trade secret, forms or other material of TPSS or its affiliates, except for disclosures to directors, officers, key employees, independent accountants and counsel of TPSS and its affiliates as may be necessary or appropriate in the performance of his duties hereunder, or (ii) use any such confidential or proprietary information, trade secret, forms or other material of TPSS or its affiliates, except as may be necessary or appropriate in the performance of his duties hereunder. Ciralsky agrees not to take with him upon leaving the employ of TPSS any document or paper containing, constituting or relating to any confidential information or trade secret of TPSS or its affiliates.

     (d) Ciralsky agrees that, for a period of one (1) year following the termination of his employment with TPSS, he will not directly or indirectly, on his own behalf or on behalf of any other enterprise, induce or attempt to induce any of the employees of TPSS or TPSS's affiliates to leave the employment of TPSS or of such affiliates.

     (e) Ciralsky stipulates that monetary damages will not adequately compensate TPSS for any violation of this Section 6 and further stipulates that he will not assert that TPSS lacks an interest that could be protected by injunctive relief if TPSS ceases business following a breach of the terms hereof by Ciralsky.

      (f) The parties agree that nothing in this Agreement shall prohibit or hinder Ciralsky from conducting brokerage activities in secondary steel.

     Section 7.  Miscellaneous.

      (a) Ciralsky represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

      (b) Any notice, request, or other communication given hereunder shall be in writing and, (i) if given to TPSS, shall be sent by certified or registered mail, by telecopier, or by a nationally recognized overnight delivery service, addressed to TPSS c/o Consolidated Capital at 20000 So. Western Avenue, Torrance, CA 90501; telecopier (310) 787-3177; and (ii) if given to Ciralsky, shall be sent by certified or registered mail, by telecopier, or by a nationally recognized overnight delivery service, addressed to Ciralsky at 2504 Edgehill, Toledo, Ohio 43615. Any party may change the address to which notices, requests and other communications are to be addressed by notice given to the other parties in accordance with the provisions of this
Section 7(b). Notices, requests and other communications shall be deemed to be given when received, which shall be the date and time indicated on the receipt therefor or identified by the delivery service with respect thereto.

      (c) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity and unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     (d) No modification or waiver of any of the provisions of this Agreement and no consent by either party to any departure therefrom shall be effective unless in writing signed by or on behalf of the party so modifying or waiving, and the same shall be effective only for the period and on the conditions and for the specific instance and purposes specified in such writing.

     (e) This Agreement supersedes all prior agreements, understandings and representations (oral, written, implied or expressed) between Ciralsky and TPSS relating to the subject matter hereof.

      (f) This Agreement shall be governed by the laws of the State of Ohio.

     (g) In the event that TPSS should be dissolved during the period of time TPSS is obligated to make payments to Ciralsky hereunder, the balance due or to become due hereunder shall be considered a debt of TPSS and shall not be discharged by reason of such dissolution.

     (h) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that TPSS shall assign or transfer this Agreement to any successor corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of TPSS; provided, however, that in the case of any such assignment or transfer, (i) TPSS will require that the assignee or transferee be bound by and benefit from this Agreement and
(ii) Ciralsky shall release TPSS from any further liability hereunder following such assignment.

IN WITNESS WHEREOF, this Agreement has been duly executed by Ciralsky and on behalf of TPSS by its duly authorized representative, all as of the date first above written.


/s/ William Ciralsky
--------------------
William Ciralsky


TPSS ACQUISITION CORPORATION


By:    /s/ Richard D. Bailey
   -------------------------
Name:  Richard D. Bailey
Title: President

The undersigned executes this Employment and Noncompetition Agreement for the sole and express purpose of acknowledging its obligations under Section 3(c) and guaranteeing the Purchaser's obligations under Section 4(c) hereof. It is understood and stipulated by the parties hereto that the undersigned shall have no further obligations hereunder.

CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.


By: /s/ Richard D. Bailey
   ----------------------
Name:  Richard D. Bailey
Title: President